EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2021, relating to the financial statements of Surgalign Holdings, Inc. appearing in the Annual Report on Form 10-K of Surgalign Holdings, Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL

June 29, 2022